Exhibit 99.3

INTERLINK ELECTRONICS, INC.
PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
September 30, 2022
(unaudited)

INTERLINK ELECTRONICS, INC.
INDEX TO UNAUDITED PRO FORMA CONDENSED COBINED FINANCIAL STATEMENTS
September 30, 2022

Introduction to Unaudited Pro Forma Condensed Combined Financial Statements	2

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2022	3

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2022	4

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2021	5

Notes to Unaudited Pro Forma Condensed Combined Financial Statements	6 – 7

INTERLINK ELECTRONICS, INC.
INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
September 30, 2022

On December 16, 2022, Interlink Electronics, Inc., a Nevada corporation, (“Interlink” or the “Company”), acquired all of the assets of SPEC Sensors, LLC, a Delaware limited liability company (“SPEC”), and KWJ Engineering, Inc., a California corporation (“KWJ”) (collectively, “SPEC/KWJ”) pursuant to an Asset Purchase Agreement (the “Purchase Agreement”) by and among the Company, SPEC/KWJ, and the equity holders of SPEC and KWJ (the “Transaction”). The Purchase Agreement contains customary representations, warranties, and covenants, including non-competition covenants on the part of the two principal equity holders, who will continue with the Company.

Under the terms of the Purchase Agreement, the purchase price for both companies’ assets is $2,269,000, of which $1,519,000 was paid at closing, $375,000 was paid into escrow subject to a 90-day purchase price adjustment process, and $375,000 was escrowed against claims for breaches of representations and warranties (subject to certain deductibles and caps). The purchase price is subject to adjustment based on the extent if any to which the combined companies’ net working capital at closing is more or less than $1,350,000.

The following unaudited pro forma condensed combined financial statements are presented to illustrate the pro forma effects of our having entered into and closed the Transaction. We have derived our historical financial data as of September 30, 2022, for the nine months ended September 30, 2022, and for the year ended December 31, 2021 from our financial statements contained on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission. We have derived SPEC Sensors, LLC and KWJ Engineering, Inc.’s historical financial statements as of September 30, 2022, for the nine months ended September 30, 2022, and for the year ended December 31, 2021 from SPEC Sensors, LLC and KWJ Engineering, Inc.’s combined financial statements contained elsewhere in this Form 8-K/A.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes the Transaction consummated on September 30, 2022. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022 assumes the Transaction consummated on January 1, 2022. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 assumes the Transaction consummated on January 1, 2021.

The information presented in the unaudited pro forma condensed combined financial statements does not purport to represent what our financial position or results of operations would have been had the Transaction occurred during the periods presented, nor is it indicative of our future financial position or results of operations for any period. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined companies will experience after the Transaction.

The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes and assumptions and the historical financial statements and related notes of Interlink Electronics, Inc. and SPEC Sensors, LLC and KWJ Engineering, Inc.

INTERLINK ELECTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
September 30, 2022

	Interlink Electronics, Inc.	SPEC Sensors, LLC and KWJ Engineering, Inc. (combined)	Pro Forma Adjustments (Note 3)	AJE #	Pro Forma Combined Balances

	(in thousands, except par value)
ASSETS
Current assets
Cash and cash equivalents	$3,889	$631	$(2,011)	1	$2,509
Marketable securities	6,574	-	-		6,574
Accounts receivable, net	958	244	-		1,202
Inventories	1,057	627	-		1,684
Prepaid expenses and other current assets	453	38	-		491
Total current assets	12,931	1,540	(2,011)		12,460
Property, plant and equipment, net	196	34	-		230
Intangible assets, net	89	16	292	2	397
Goodwill	-	-	308	2	308
Right-of-use assets	197	-	-		197
Deferred tax assets	8	-	-		8
Other assets	39	16	-		55
Total assets	$13,460	$1,606	$(1,411)		$13,655

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$358	$195	$-		$553
Accrued liabilities	334	-	-		334
Lease liabilities, current	144	-	-		144
Accrued income taxes	113	-	-		113
Total current liabilities	949	195	-		1,144

Long-term liabilities
Lease liabilities, long-term	60	-	-		60
Total long-term liabilities	60	-	-		60
Total liabilities	1,009	195	-		1,204

Stockholders’ equity
Preferred stock, $0.01 par value: 1,000 shares authorized, 200 shares of Series A Convertible Preferred Stock issued and outstanding ($5.0 million liquidation preference)	2	-	-		2
Common stock, $0.001 par value: 30,000 shares authorized, 6,604 shares issued and outstanding	7	-	-		7
Additional paid-in-capital	62,567	-	-		62,567
Accumulated other comprehensive (loss)	(133)	-	-		(133)
Accumulated deficit	(49,992)	-	-		(49,992)
Owners’ equity	-	1,411	(14,11)	3	-
Total stockholders’ equity	12,451	1,411	(1,411)		12,451
Total liabilities and stockholders’ equity	$13,460	$1,606	$(1,411)		$13,655

INTERLINK ELECTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2022

	Interlink Electronics, Inc.	SPEC Sensors, LLC and KWJ Engineering, Inc. (combined)	Pro Forma Adjustments (Note 3)	AJE#	Pro Forma Combined Balances

	(in thousands, except per share amounts)
Revenue, net	$5,882	$3,268	$-		$9,150
Cost of revenue	2,817	2,008	-		4,825
Gross profit	3,065	1,260	-		4,325
Operating expenses	3,388	1,612	31	4	5,031
Income (loss) from operations	(323)	(352)	(31)		(706)
Other income (expense), net	704	(2)	-		702
Income (loss) before income taxes	381	(354)	(31)		(4)
Income taxes	121	-	-		121
Net income (loss)	$260	$(354)	$(31)		$(125)

Net income (loss) applicable to common stockholders	$(40)				$(425)
Earnings per common share – basic and diluted	$(0.01)				$(0.06)
Weighted average common shares outstanding – basic and diluted	6,603				6,603

INTERLINK ELECTRONICS, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2021

	Interlink Electronics, Inc.	SPEC Sensors, LLC and KWJ Engineering, Inc. (combined)	Pro Forma Adjustments (Note 3)	AJE#	Pro Forma Combined Balances

	(in thousands, except per share amounts)
Revenue, net	$7,478	$4,796	$-		$12,274
Cost of revenue	3,420	2,963	-		6,383
Gross profit	4,058	1,833	-		5,891
Operating expenses	4,137	1,934	41	5	6,112
Income (loss) from operations	(79)	(101)	(41)		(221)
Other income (expense), net	(50)	390	-		340
Income (loss) before income taxes	(129)	289	(41)		119
Income taxes	605	1	-		606
Net income (loss)	$(734)	$288	$(41)		$(487)

Net income (loss) applicable to common stockholders	$(782)				$(535)
Earnings per common share – basic and diluted	$(0.12)				$(0.08)
Weighted average common shares outstanding – basic and diluted	6,601				6,601

INTERLINK ELECTRONICS, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
September 30, 2022

Note 1. Basis of Presentation

The unaudited pro forma condensed combined financial statements have been prepared in order to present the combined financial position and results of operations of Interlink Electronics, Inc. (“Interlink” or the “Company”) and SPEC Sensors, LLC (“SPEC”) and KWJ Engineering, Inc. (“KWJ”) (collectively, “SPEC/KWJ”) as if the Transaction had occurred at September 30, 2022 for the unaudited pro forma condensed combined balance sheet, as if the Transaction had occurred at January 1, 2022 for the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022, and as if the Transaction had occurred at January 1, 2021 for the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021.

The condensed financial statements of Interlink as of September 30, 2022, for the nine months ended September 30, 2022, and for the year ended December 31, 2021 were derived from our financial statements contained on Forms 10-Q and 10-K as filed with the Securities and Exchange Commission.

The condensed financial statements of SPEC/KWJ as of September 30, 2022, for the nine months ended September 30, 2022, and for the year ended December 31, 2021 were derived from SPEC/KWJ’s combined financial statements contained elsewhere in this Form 8-K/A.

The Transaction is reflected in the unaudited pro forma condensed combined financial statements as being accounted for based on the acquisition method in accordance with Accounting Standards Codification Topic 805, Business Combinations. Under the acquisition method, the total estimated purchase price is calculated as described in Note 2. In accordance with the accounting guidance for business combinations, the assets acquired and liabilities assumed have been measured at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Note 2. Acquisition

On December 16, 2022, the Company acquired all of the assets of SPEC/KWJ for cash consideration of $2,000,000 plus (or minus) the amount by which net working capital at closing is more (or less) than $1,350,000. Had the Transaction occurred on September 30, 2022, the purchase price would have been $2,010,8278, as SPEC/KWJ’s net working capital was $1,360,828 as of September 30, 2022. For the purposes of these unaudited pro forma condensed combined financial statements, the Company made preliminary estimates of the fair value of all identifiable assets acquired and liabilities assumed. The preliminary estimated fair value of all the assets acquired and liabilities assumed may be revised as a result of additional information obtained regarding the assets acquired and liabilities assumed, and revisions of provisional estimates of fair value, including, but not limited to, the completion of identification of and valuations related to intangible assets. The purchase price allocation will be finalized during the 12-month measurement period following the acquisition date. Therefore, it is likely that the fair value of the assets acquired and liabilities assumed will vary from those shown and as reflected in the unaudited pro forma condensed combined balance sheet, and the differences may be material.

The following summarizes the Company’s preliminary allocation of the purchase price to the fair value of the assets acquired and liabilities assumed at the acquisition date:

Purchase Price Allocation
Cash	$630,767
Accounts receivable	244,129
Inventory	627,143
Prepaid expenses and other	37,668
Property and equipment	33,467
Deposits	16,000
Intangible assets	308,267
Goodwill	308,267
Total assets acquired	2,205,708
Accounts payable and accrued expenses	194,880
Total liabilities assumed	194,880
Net assets acquired	$2,010,828

The goodwill is primarily for expected synergies from combining the operations of SPEC/KWJ with the Company’s existing operations. The goodwill is expected to be deductible for tax purposes.

Note 3. Pro Forma Adjustments

The following unaudited pro forma adjustments are incorporated into the unaudited pro forma condensed combined balance sheet as of September 30, 2022, and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2022, and for the year ended December 31, 2021.

AJE 1 - Recognition of the cash payment of $2,010,828 for the acquisition of SPEC/KWJ.

AJE 2 - Recognition of goodwill of $308,267 and the increase in the preliminary estimated fair value of amortizable intangible assets of $291,872.

AJE 3 - Elimination of SPEC/KWJ’s owners’ equity.

AJE 4 - Reverse amortization expense of $15,342 for the nine months ended September 30, 2022, and record amortization expense of $46,240 for the amortizable intangible assets that would have been recorded had the Transaction occurred at the beginning of the period.

AJE 5 - Reverse amortization expense of $20,456 for the year ended December 31, 2021, and record amortization expense of $61,653 for the amortizable intangible assets that would have been recorded had the Transaction occurred at the beginning of the period.